UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2021

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2021, Ontrak, Inc. (the “Company”) appointed Mary Louise Osborne, age 60, to serve as its Chief Customer Officer, with an employment commencement date of August 30, 2021 (the “Commencement Date”).

Prior to joining Ontrak, Inc., Ms. Osborne most recently served from 2013 to 2020 as Regional Vice President, Medicaid of CVS Health where she successfully managed a $4 billion Medicaid region with 800,000 members and 2,000 employees. Prior to CVS Health, from 2002 to 2013, Ms. Osborne served as President of Government Business for Coventry where she led the Mid Atlantic Government Businesses. Ms. Osborne received her BA from Duquesne University in 1983.

The Company has entered into an Employment Agreement with Ms. Osborne, which sets forth Ms. Osborne’s duties as the Chief Customer Officer of the Company and the terms of her compensation. The agreement is for a term of four (4) years commencing on the Commencement Date, with an option to renew for another three (3) years. As compensation for Ms. Osborne’s services, she shall receive a discretionary bonus, expense reimbursement and the following salary and other benefits:

(a) Base salary equal to ($350,000) annually in equal bi-weekly installments, less applicable taxes;

(b) Stock options to purchase up to 100,000 shares of Company common stock with a per share exercise price equal to the closing price of a share on the date the option is granted and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over four years from date of its grant with one-fourth (1/4) of the option vesting one year from the Commencement Date, and the remainder of the option vesting in equal monthly installments thereafter according to the terms of the Plan and applicable award agreement; and

(c) A bonus target of 75% of Ms. Osborne’s annual base salary which will be guaranteed for CY2021 and prorated for the remaining 4 months of CY2021 following date of employment. The Company will collaborate with Ms. Osborne on measurable goals for CY2022 and beyond, which will allow overachievement to a maximum of 200% of base salary.

Ms. Osborne has no family relationship with any of the executive officers or directors of the Company. There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Osborne had, or will have, a direct or indirect material interest.

A copy of the Employment Agreement of Mary Louise Osborne is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 10, 2021, the board of directors of the Company appointed James Park, age 44, as the principal accounting officer of the Company. Mr. Park has been with Ontrak since 2019. Prior to joining Ontrak, Mr. Park served as controller at Cornerstone OnDemand, Inc., a cloud based software company from 2012 to 2019. In addition, he has 10 years of public accounting experience with PricewaterhouseCoopers. Mr. Park is a certified public accountant (inactive) and holds a B.S. in Economics, emphasis in Accounting from University of California, Santa Barbara. Mr. Park has no family relationship with any of the executive officers or directors of the Company.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
10.1    Employment Agreement by and between Ontrak, Inc. and Mary Louise Osborne, dated August 10, 2021.
99.1    Press Release, dated August 10, 2021.
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: August 10, 2021	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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